Product Supplement No. STEPS-1 (To Prospectus dated March 4, 2022) July 15, 2022	Filed Pursuant to Rule 424(b)(3) Registration No. 333-262557

STEP Income Securities® Linked to a Single Equity Security
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The STEP Income Securities® (the “notes”) are senior unsecured debt securities issued by The Toronto Dominion Bank (“TD”).  Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of TD.

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The notes do not guarantee the return of principal at maturity. Instead, the payment at maturity will be based on the performance of an underlying “Market Measure,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us, the agents, and our respective affiliates (the “Underlying Stock”).

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The notes pay periodic interest payments at a fixed interest rate over their term and provide an opportunity to earn an additional fixed payment at maturity (the “Step Payment”). However, your payment at maturity will be exposed to any negative performance of the Underlying Stock below the Threshold Value (as defined below) on a 1-to-1 basis.

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If the value of the Underlying Stock increases from its Starting Value to an Ending Value (each as defined below) that is greater than or equal to a specified “Step Level,” the cash payment per unit at maturity (the “Redemption Amount”) will equal the principal amount plus the Step Payment. Your maximum return on the notes will equal the interest payments plus the Step Payment, if any.

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If the Ending Value is less than the Step Level, but greater than or equal to the Threshold Value, you will receive your principal amount at maturity.  However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value.  In such a case, you may lose all or a significant portion of the principal amount of your notes.

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This product prospectus supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

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For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Underlying Stock, the Threshold Value, the Step Level, the Step Payment, the interest rate, the interest payment dates, and certain related risk factors.  The term sheet will identify, if applicable, any additions or changes to the terms specified in this product prospectus supplement.

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The notes will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.
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BofA Securities, Inc. (“BofAS”) and one or more of its affiliates and TD Securities (USA) LLC (“TDS”) may act as our agents to offer the notes, and each of BofAS and TDS will act in a principal capacity in such role.

The notes are senior unsecured debt securities issued by TD, are not guaranteed or insured by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality of any jurisdiction, and are not, either directly or indirectly, an obligation of any third party. The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement and page 1 of the accompanying prospectus. You may lose all or a significant portion of your investment in the notes.
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

“STEP Income Securities®” and “STEPS” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and in the accompanying prospectus, as well as the applicable term sheet.  None of us, BofAS or TDS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about the notes, you should not rely on it.
Key Terms:
General:
The notes are senior unsecured debt securities issued by TD, are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party.  As further described in the accompanying prospectus, the notes rank equally with all of our other senior unsecured debt from time to time outstanding. Any payments due on the notes, including any repayment of principal, are subject to our credit risk.
The payment at maturity on the notes will be based on the performance of an Underlying Stock, and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.
Each issue of the notes will mature on the date set forth in the applicable term sheet.  We cannot redeem the notes at any earlier date, except under the limited circumstances set forth below.  We will make periodic interest payments on the notes at the fixed interest rate specified in the applicable term sheet.

Interest Rate:	The interest rate will be specified in the applicable term sheet.
Underlying Stock:
The common equity securities or ADRs of a company other than us, the agents or our respective affiliates (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs registered under the Exchange Act.

Underlying Stock Performance:
The performance of the Underlying Stock will be measured according to the percentage change of the Underlying Stock from its Starting Value to its Ending Value.
Unless otherwise specified in the applicable term sheet:
The “Starting Value” will be the price of the Underlying Stock on the date when the notes are priced for initial sale to the public (the “pricing date”), as set forth in the applicable term sheet.
The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the term sheet.  If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your principal amount of the notes.
The “Ending Value” will equal the Closing Market Price (as defined below) of the Underlying Stock on the valuation date multiplied by the Price Multiplier on that day (as defined below).
If a Market Disruption Event (as defined below under “Description of the Notes—Market Disruption Events”) occurs and is continuing on the valuation date, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—The Starting Value and the Ending Value—Ending Value.”

Price Multiplier:
Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for the Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “Description of the Notes—Anti-Dilution Adjustments.”

Redemption Amount at Maturity:
At maturity, you will receive a Redemption Amount that will equal the principal amount plus the Step Payment if the Ending Value is greater than or equal to the Step Level.  If the Ending Value is less than the Step Level, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount and, if the Threshold Value is equal to 100% of the Starting Value, could be zero.
All payments due on the notes, including any repayment of principal, are subject to our credit risk as issuer of the notes. If we were to default on our obligations, you could lose some or all of your investment.
The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:
You may lose all or a significant portion of the principal amount of the notes.  Further, if you sell your notes prior to maturity in the secondary market (if any), you may find that the market value per note is less than the price that you paid for the notes.

Calculation Agent:
The calculation agent will make all determinations associated with the notes. Unless otherwise set forth in the applicable term sheet, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the notes. Alternatively, we will appoint BofAS or one of our respective affiliates to act as the calculation agent for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of the notes—Role of the Calculation Agent.”

Agents:
BofAS and one or more of its affiliates and TDS will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. See the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” for additional information. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus as investment advice or a recommendation to purchase the notes.

Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

This product supplement relates only to the notes and does not relate to any Underlying Stock described in any applicable term sheet. You should read carefully the entire accompanying prospectus and this product supplement, together with the applicable term sheet, to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If the terms or information described in the applicable term sheet and/or this product supplement are inconsistent with information described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable term sheet; second, this product supplement; and last, the accompanying prospectus. You should carefully review the applicable term sheet to understand the specific terms of your notes.
Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus are not an offer to sell the notes to anyone, and are not soliciting an offer to buy the notes from anyone, in any jurisdiction where the offer or sale is not permitted.
Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to TD.
You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase the notes.

RISK FACTORS
Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus and applicable term sheet, in light of your particular circumstances.  The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.
Structure-Related Risks
Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on the notes at maturity. The payment at maturity will be based on the performance of the Underlying Stock and therefore, you may lose all or a significant portion of your principal amount if the value of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero and you may lose all of the principal amount.
You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level on the valuation date.  If the Ending Value of your notes is less than the Step Level on the valuation date, you will not receive a Step Payment on the maturity date.  This will be the case even if the value of the Underlying Stock to which your notes are linked is equal to or greater than the Step Level at certain points during the term of the notes.
Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  The return that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.
Your investment return will be limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.  Your return on the notes is based on the periodic interest payments over the term of the notes and on the performance of the Underlying Stock from the Starting Value to the Ending Value.  However, your return on the notes will never exceed the sum of (i) the periodic interest payments over the term of the notes and (ii) the Step Payment, if any, at maturity, regardless of the extent to which the Ending Value exceeds the Step Level.  In contrast, a direct investment in the Underlying Stock would allow you to receive the full benefit of any appreciation in the value of the Underlying Stock.
In addition, unless otherwise set forth in the applicable term sheet or in the event of an adjustment as described in this product supplement under “Description of the Notes—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on the Underlying Stock, or any other rights associated with the Underlying Stock. Your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying Stock.

Market Measure-Related Risks
You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.  In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.
As a holder of the notes, you will have no rights that a security holder would have, you will have no rights to receive any shares of the Underlying Stock, and you will not be entitled to dividends or other distributions by the Underlying Company. The notes are our debt securities.  They are not equity instruments, shares of stock or securities of any other issuer.  Investing in the notes will not make you a holder of the Underlying Stock.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to the Underlying Stock, or any positions that we, BofAS or any of our respective affiliates may take in connection with our hedging activities with respect to the notes.  As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or other distributions made in connection with them. Your notes will be paid in cash and you have no right to receive shares of the Underlying Stock.
If shares of the Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your notes, include:
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Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

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Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, health, pandemic and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.
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Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We, the agents and our respective affiliates do not control the Underlying Company or the notes and have not verified any disclosure made by the Underlying Company.  We, the agents and/or our or their respective affiliates currently, or in the future, may engage in business with the Underlying Company, and we, the agents, or our respective affiliates may from time to time own securities of the Underlying Company. However, ~~none of us, the agents, or~~ any of our respective affiliates has the ability to control any actions of the Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, the Underlying Company. Unless otherwise specified therein, any information in the term sheet regarding the Underlying Company is derived from publicly available information. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Stock and the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.
Our business activities and those of the agents relating to the Underlying Company or the notes may create conflicts of interest with you.  We, the agents and our respective affiliates, at the time of any offering of the notes or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to the Underlying Company, its affiliates, and its competitors.
In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may adversely affect the price of the Underlying Stock and, consequently, the market value of your notes. None of us, the agents, or our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Stock and the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes. The selection of the Underlying Stock does not reflect any investment recommendations from us, the agents, or our respective affiliates.
The Underlying Company will have no obligations relating to the notes and neither we nor the agents will perform any due diligence procedures with respect to the Underlying Company.  The Underlying Company will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our interests or the interests of noteholders into consideration for any reason, including when taking any corporate actions that might adversely affect the value of the Underlying Stock or the value of the notes.  The Underlying Company will not receive any of the proceeds from any offering of the notes, and will not be responsible for, or participate in, the offering of the notes.

No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.
None of us, the agents, or any of our respective affiliates will conduct any due diligence inquiry with respect to the Underlying Stock in connection with an offering of the notes.  None of us, the agents, or any of our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Underlying Stock.  Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Stock and the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.
The Price Multiplier or other terms of the Notes will not be adjusted for all corporate events that could affect the Underlying Company.  The Price Multiplier or other terms of the notes may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.”  However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions.  The occurrence of any event that does not require the calculation agent to adjust the Price Multiplier or other terms of the notes may adversely affect the Redemption Amount, and, as a result, the market value of the notes.
Risks Relating to Underlying Stocks That Are ADRs
The value of an ADR may not accurately track the value of the common shares of the related Underlying Company.  If the Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company.  Generally, the ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares.  There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.
Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR.  If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of the underlying common shares.  Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remains stable or increases, or does not decrease to the same extent.  As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Underlying Stock and consequently, the value of, and any amount payable on, your notes.
Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR.  Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the

Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your notes.
Delisting of an Underlying Stock that is an ADR may adversely affect the value of the notes.
 If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in a successor to the Over-the-Counter Bulletin Board (an “OTC Exchange”) as operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the applicable Underlying Stock for the notes will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares, as described below under “Description of the Notes—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of the notes and the Redemption Amount.
Other Risk Factors Relating to the Underlying Stock
The accompanying prospectus contains additional risk factors specific to the notes under the section entitled “Risk Factors” beginning on page 1. Additionally, the applicable term sheet may set forth additional risk factors as to the Underlying Stock. You are urged to review these other risk factors and consult with your advisors about the consequences on an investment in the notes prior to making an investment decision on the notes.

Valuation- and Market-Related Risks
The initial estimated value of your notes will be less than their public offering price. The difference between the public offering price of your notes and the initial estimated value of the notes (to be specified in the applicable term sheet) will reflect costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the applicable the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss and the amount of any such profit or loss will not be known until the applicable maturity date.
The initial estimated value of your notes will be based on our internal funding rate. The internal funding rate used in the determination of the initial estimated value of the notes generally will represent a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount will be based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the notes is expected to increase the initial estimated value of the notes and have an adverse effect on the economic terms of the notes.
The initial estimated value of the notes will be based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions, including BofAS. The initial estimated value of your the notes when the terms of the notes are set on the applicable pricing date will be based on our internal pricing models, which take into account a number of variables, typically including the expected volatility of the Underlying Stock, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models, including those of BofAS, and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of the notes in any secondary market. As a result, the secondary market price of your notes, if any, may be materially less than the initial estimated value of the notes, as set forth in the applicable term sheet, determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change and any assumptions may prove to be incorrect.
The initial estimated value of the notes will not be a prediction of the prices at which you may sell the notes in the secondary market, if any exists, and such secondary market prices, if any, will likely be less than the public offering price of the notes, may be less than the initial estimated value of the notes and could result in a substantial loss to you. The initial estimated value of the notes, as set forth in the applicable term sheet, will not be a prediction of the prices at which BofAS, our or their respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the initial estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes, secondary market prices of your notes will likely be less than the public offering price of your notes. As a result, the price at which BofAS, our or their respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be less than the price you paid for your notes, and any sale prior to maturity could result in a substantial loss to you.
We cannot assure you that there will be a trading market for the notes.  If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid.  The development of a trading market for the notes will depend on various factors, including our financial performance and changes in the price of the Underlying Stock.  The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.
We anticipate that one or more of the agents or their affiliates will act as a market-maker for the notes, but none of them are required to do so and may cease to do so at any time.  Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any the notes may be higher or lower than the public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may adversely affect the prices, if any, at which those the notes might otherwise trade in the market.  In addition, if at any time any entity were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market.  In such case, the price at which those the notes could be sold likely would be lower than if an active market existed.
Unless otherwise stated in the applicable term sheet, we will not list the notes on any securities exchange or quotation system.  Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term.  The listing of the notes on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.
The Redemption Amount will not reflect changes in the value of the Underlying Stock that occur other than on the valuation date.  Changes in the value of the Underlying Stock during the term of the notes other than on the valuation date will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Step Level or the Threshold Value, as applicable. No other values of the Underlying Stock will be taken into account. As a result, even if the value of the Underlying Stock has increased at certain times during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and may be less than the principal amount.  The notes are not designed to be short-term trading instruments.  The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. You have no right to have your notes redeemed at your option prior to maturity.  If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for the notes or no market at all.  Even if you were able to sell the notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.
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Value of the Underlying Stock.  We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Underlying Stock.  In general, it is expected that the market value of the notes will decrease as the value of the Underlying Stock decreases, and increase as the value of the Underlying Stock increases (up to the Step Level).  However, as the value of the Underlying Stock increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate.  If you sell your notes when the value of the Underlying Stock is less than, or not sufficiently above, the Threshold Value, then you may receive less than the principal amount of your notes.

In addition, we do not expect that the notes will trade in any secondary market at a price that is greater than the sum of the principal amount, the value of any remaining interest payments and the Step Payment.
•
Volatility of the Underlying Stock.  Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Underlying Stock during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Underlying Stock may have an adverse impact on the market value of the notes.  Even if the value of the Underlying Stock increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Underlying Stock will continue to fluctuate until the Ending Value is determined.

•
Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Underlying Stock and the market value of the notes. If the Underlying Stock is an ADR, the value of your notes may also be adversely affected by similar events in the markets of the relevant foreign country.

•
Interest Rates.  We expect that changes in interest rates will affect the market value of the notes.  In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Underlying Stock, and, thus, the market value of the notes may be adversely affected. If the Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the notes may be adversely affected.

•
Dividend Yields.  In general, if the cumulative dividend yield on the Underlying Stock increases, we anticipate that the market value of the notes will decrease; conversely, if that dividend yield decreases, we anticipate that the market value of your notes will increase.

•
Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

•
Time to Maturity.  There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Underlying Stock prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of the notes will approach the expected Redemption Amount and the interest payment to be paid at maturity.

Conflict-Related Risks
Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, the notes.  We, the agents, or our respective affiliates may buy or sell shares of the Underlying Stock, futures, options contracts or exchange-traded instruments on the Underlying Stock, or other listed or over-the counter derivative instruments linked to the Underlying Stock.  We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the notes.  These transactions could affect the value of the Underlying Stock in a manner that could be adverse to your investment in the notes.  On or before the applicable pricing date, any purchases or sales by us (including those for the purpose of hedging some or all of our anticipated exposure in connection with the notes), the agents, and our respective affiliates, or others on our or their behalf may increase the value of the Underlying Stock.  Consequently, the value of the Underlying Stock may decrease subsequent to the pricing date of an issue of the notes, which may adversely affect the market value of the notes.
We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities that could increase the value of the Underlying Stock on the applicable pricing date.  In addition, these activities may decrease the market value of your notes prior to maturity, including on the valuation date, and may reduce the Redemption Amount. We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the value of the Underlying Stock, the market value of your notes prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you.  We, the agents, or one or more of our or their respective affiliates may engage in trading activities related to the Underlying Stock that are not for your account or on your behalf.  We, the agents, or one or more of our or their respective affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Stock. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending or other financial relationship relationships with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the notes.  Any such short positions could adversely affect future trading prices of the notes. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Underlying Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.
We, the agents, and our or their respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes.  We, the agents, or our or their respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the notes and the Underlying Stock.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  We, the agents, and our or their respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.
Our business activities and those of the agents relating to the Underlying Company or the notes may create conflicts of interest with you. We, the agents, and their respective affiliates, at the time of any offering of the notes or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and its competitors. In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our or their respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes.

Any of these activities may adversely affect the price of any Underlying Stock and, consequently, the market value of your notes. None of us, the agents, or our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to any Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of any Underlying Stock and any Underlying Company as, in its judgment, is appropriate to make an informed decision regarding an investment in the notes.
There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. We expect to appoint BofAS or one of its affiliates as the calculation agent or as joint calculation agent (along with us or one of our affiliates) for the notes and, as such, we and/or BofAS, as joint calculation agents or calculation agent, will determine the Starting Value, the Price Multiplier, the Threshold Value, the Ending Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if an Underlying Stock is discontinued or an event occurs with respect to an Underlying Stock that requires an adjustment to the terms of your notes. See the sections entitled “Description of the notes—Market Disruption Events,” “— Reorganization Events,” and “—Anti-Dilution Adjustments”. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment under certain circumstances. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. None of us, the agents or any of our respective affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of the notes.
As the calculation agent or joint calculation agents, we (or one of our affiliates) and/or BofAS or one of its affiliates will have discretion in making various determinations that affect your notes, such as when a Market Disruption Event occurs or an Underlying Stock is discontinued. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our or their respective affiliates may affect the market value of, and any amounts payable on, the notes” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.
General Credit Risks
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities, and are not, either directly or indirectly, an obligation of any third party.  As a result, your receipt of the interest payments on the notes and the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the payment dates, regardless of whether the Underlying Stock increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on any payment date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.
In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Underlying Stock, an improvement in our credit ratings will not reduce the other investment risks related to the notes.  s
Tax-Related Risks
Significant Aspects of the Tax Treatment of the notes Are Uncertain.
The U.S. federal income tax consequences of an investment in the notes are uncertain and may be adverse to a noteholder. There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable term sheet. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes could be affected materially and adversely. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein. You should consult your tax advisor about your own tax situation.
In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Prospective purchasers of the notes are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Except to the extent otherwise required by law, we intend to treat your notes for U.S. federal income tax purposes in accordance with the treatment described under “Material U.S. Federal Income Tax Consequences” unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments such as the notes purchased after the bill was enacted to accrue interest income over the term of the notes even though there will not be any interest payments over the term of the notes. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. Prospective purchasers of the notes are urged to consult their tax advisors regarding the draft legislation and its possible impact on you.

For a discussion of the Canadian federal income tax consequences of investing in the notes, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus and the further discussion herein under “Supplemental Discussion of Canadian Tax

Consequences”. If you are not a Non‑resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
Other Risk Factors Relating to the Underlying Stock
The accompanying prospectus contains additional risk factors applicable to the notes under the section entitled “Risk Factors” beginning on page 1. Additionally, the applicable term sheet may set forth additional risk factors as to the Underlying Stock. You are urged to review these other risk factors and consult with your advisors about the consequences of an investment in the notes prior to making an investment decision on the notes.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from each sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.
In anticipation of the sale of the notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of securities or over‑the‑counter derivative instruments linked to the applicable Underlying Stock prior to or on the pricing date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We and/or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We and/or our affiliates may close out our or their hedge on or before the maturity date.
We and/or our affiliates may close out our or their hedge position relating to the notes on or before the valuation date for your notes. That step may involve sales or purchases of the instruments described above. No holder of the notes will have any rights or interest in our or any affiliate’s hedging activity or any positions we or our affiliates may take in connection with any hedging activity.
The hedging activity discussed above may adversely affect the market value of, and the return on, the notes from time to time.

DESCRIPTION OF THE NOTES
General
Each issue of the notes will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series E” that will be issued under the senior debt indenture, as amended or supplemented from time to time. The senior debt indenture is described more fully in the accompanying prospectus. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the heading “Description of the Debt Securities” in the accompanying prospectus. These documents should be read in connection with the applicable term sheet.
Unless otherwise specified in the applicable term sheet, the notes are not bail-inable debt securities (as defined in the accompanying prospectus) and the applicable discussions in the accompanying prospectus relating to bail-inable debt securities will not apply to the notes.
The maturity date of the notes and the aggregate principal amount of each issue of notes will be stated in the applicable term sheet. If any scheduled payment date is not a business day, we will make the required payment on the next business day, and no additional interest will accrue as a result of such delay.
The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.
Prior to the maturity date, the notes are not redeemable at our option or repayable at the option of any holder. The notes are not subject to any sinking fund. The notes are not subject to the defeasance provisions described in the accompanying prospectus under the caption “Description of the Debt Securities—Discharge, Defeasance and Covenant Defeasance.”
The notes will be issued only in global form through The Depository Trust Company (“DTC”). We will issue the notes in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of the notes will be set forth in the applicable term sheet.  You may transfer the notes only in whole units.
Interest
The notes will bear periodic interest payments at the fixed interest rate specified in the applicable term sheet.  Unless otherwise set forth in the applicable term sheet, the interest will be paid quarterly in cash in arrears on each interest payment date specified in the term sheet.  Interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
Each interest payment will include interest accrued from, and including, the issue date or the most recent interest payment date to, but excluding, the next interest payment date.  Unless otherwise specified in the term sheet, for so long as the notes are held in book-entry form only, we will pay interest to the persons in whose names the notes are registered at the close of business one business day prior to each interest payment date. If an interest payment date falls on a day that is not a business day, that interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of the delayed payment.

Notwithstanding the foregoing, the final payment of interest and the Redemption Amount will be paid to the person in whose names the notes are registered on the maturity date.
Payment at Maturity
At maturity, subject to our credit risk as issuer of the notes, in addition to the final interest payment on the notes, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:
•	If the Ending Value is greater than or equal to the Step Level, then the Redemption Amount will equal:
•	If the Ending Value is less than the Step Level but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.
•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:
The Redemption Amount will not be less than zero.
The “Step Level” will be a price of the Underlying Stock that reflects a specified percentage above the Starting Value.  The Step Level will be determined on the pricing date and set forth in the term sheet.
The “Step Payment” will be a dollar amount representing a fixed percentage of the principal amount and set forth in the term sheet.
The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage of the Starting Value, which will be less than or equal to 100%.  The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if there is any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value, and you may lose all of your principal amount of the notes.
Each applicable term sheet will provide examples of payments on the notes based on certain hypothetical Ending Values.
The applicable term sheet will set forth information as to the Underlying Stock, including information as to the historical prices of the Underlying Stock.  However, historical prices of the Underlying Stock are not indicative of its future performance or the performance of your notes.
An investment in the notes does not entitle you to any ownership interest in or any other rights with respect to the Underlying Company, including any voting rights, in the Underlying Stock, nor dividends paid or other distributions made, by the Underlying Company.

Unless otherwise specified in the applicable term sheet, a “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
The Starting Value and the Ending Value
Starting Value
Unless otherwise specified in the term sheet, the “Starting Value” will be the price of one share of the Underlying Stock on the pricing date, determined as set forth in the term sheet.
Ending Value
Unless otherwise specified in the term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock on the valuation date multiplied by the Price Multiplier on that day.
Unless otherwise specified in the applicable term sheet, the following definitions will apply:
The “valuation date” means a trading day shortly before the maturity date on which a Market Disruption Event has not occurred.  The valuation date will be set forth in the term sheet.
A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.
The “Closing Market Price” for one share of the Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:
•
if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official Closing Market Price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

•
if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in a successor to the Over-The-Counter Bulletin Board as operated by the Financial Industry Regulatory Authority (“FINRA”), the last reported sale price of the principal trading session on an OTC Exchange on that day;

•	if the Underlying Stock (or such other security) is issued by a foreign issuer and its Closing Market Price cannot be determined as set forth in the two bullet points above,

and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as determined by the calculation agent); or
•
if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent.

If the scheduled valuation date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise or that there is a Market Disruption Event on that day, the valuation date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Closing Market Price of the Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a non-trading day or Market Disruption Event on that day, and such day will be deemed to be the valuation day.
The initial “Price Multiplier” for the Underlying Stock will be one, unless otherwise set forth in the applicable term sheet. The Price Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”
Market Disruption Events
As to the Underlying Stock (or the “successor Underlying Stock,” which is the common equity securities of a Successor Entity (as defined below)), a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor to the Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or the successor Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or the successor Underlying Stock);

For the purpose of determining whether a Market Disruption Event has occurred:

(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the shares of the Underlying Stock (or the successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the shares of the  Underlying Stock (or the successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)
subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; or

(5)
for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material” if so determined by the calculation agent.

Anti-Dilution Adjustments
As to the Underlying Stock (or the successor Underlying Stock), the calculation agent may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of the notes (such as the Starting Value),  if an event described below occurs after the pricing date and on or before the valuation date and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock (or the successor Underlying Stock).
The Price Multiplier for any Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect.  Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect the Underlying Stock.
No adjustments to the Price Multiplier or any other terms of the notes will be required other than those specified below. However, the calculation agent may make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the notes to reflect changes to the Underlying Stock if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.
The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.
Following an event that results in an adjustment to the Price Multiplier or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment.  Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.
Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity
The calculation agent may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of the notes (such as the Starting Value), as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:
Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:
•	the prior Price Multiplier; and
•
the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two.  In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.
Stock Dividends.  If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend or distribution of additional shares has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:
•	the prior Price Multiplier; and
•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;
provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).
For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.
Extraordinary Dividends.  There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than

Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.
An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:
•	the prior Price Multiplier; and
•
a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:
•
in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.
To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.
Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:
•	the prior Price Multiplier; and
•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.
The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the Closing Market Price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.
Reorganization Events
If after the pricing date and on or before the valuation date, as to the Underlying Stock:
(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;
(b)
the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;
(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;
(e)
the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;
(g)
there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)
the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)
the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall make an adjustment to the Price Multiplier or any other terms of the notes as the calculation agent determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such

Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment.  If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the valuation date were the fifth trading day prior to the date of acceleration.
If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the valuation date were the fifth trading day prior to the date of acceleration.  If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.
Alternative Anti-Dilution and Reorganization Adjustments
The calculation agent may elect to not make any of the adjustments to the Price Multiplier or to any other terms of the notes, but may instead make adjustments to the Price Multiplier or any other terms of the notes (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. For example, if the Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the notes as if the Price Multiplier had been adjusted.
Anti-Dilution Adjustments to Underlying Stocks that Are ADRs
For purposes of the anti-dilution adjustments set forth above, if the Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above.  For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two.  Unless otherwise specified in the applicable term sheet, with respect to notes linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.
The calculation agent may determine not to make an adjustment if:
(A)	holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the notes had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or
(B)
to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the notes as the calculation agent determines to account for that event.
Delisting of ADRs or Termination of ADR Facility
If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act nor included in an OTC Exchange, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock for the notes will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as determined by the calculation agent.
Underlying Stock
Any information regarding the Underlying Stock or the Underlying Company will be derived from publicly available documents. The Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov.  None of us, the agents, or any of our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.
The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations and calculations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days and trading days.  Absent manifest error, all determinations and calculations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.
We expect to appoint BofAS (or one of its affiliates) and us (or one of our affiliates) as the joint calculation agents for each issue of the notes. Alternatively, we may appoint BofAS (or one of our respective affiliates) as calculation agent for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, in either case, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.
Same-Day Settlement and Payment
The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds.  We will pay interest and the Redemption Amount in immediately available funds so long as the notes are maintained in book-entry form.
Events of Default and Acceleration
Events of default are defined in the senior debt indenture.  If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the senior debt indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the notes, and as if the valuation date were the fifth trading day prior to the date of acceleration.  If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law.  In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.
For additional discussion of these matters, please see the discussion in the accompanying prospectus under the heading “Description of the Debt Securities—Terms Specific to Senior Debt Securities—Events of Default”.
If the maturity date of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.
Listing
Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
TDS and BofAS and one or more of its affiliates may act as our agents for any offering of the notes, and TDS and BofAS will each act in a principal capacity in such role, unless otherwise specified in the applicable term sheet. Each agent will be a party to the distribution agreement described in the section “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus.
Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet. Each agent may resell any note it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount that agent received from us. Additionally, unless otherwise specified in the applicable term sheet, TDS will provide services to TD in connection with the offer and sale of the notes, and TD will reimburse TDS for certain related expenses and pay TDS a fee in connection with its role in the offer and sale of the notes.
You must have an account with the applicable agent in order to purchase the notes. None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.
BofAS and its affiliates may use this product supplement and the accompanying prospectus, together with the applicable term sheet, in market-making transactions for the notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding TD or for any purpose other than that described in the immediately preceding sentence.
Conflict of Interest
TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Additionally, TD will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of the notes will be conducted in compliance with the provisions of FINRA Rule 5121 and TDS is not permitted to sell the notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions
European Economic Area and United Kingdom
None of the applicable pricing supplement, this product supplement or the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). The applicable pricing supplement, this product supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the European Economic Area (the “EEA”) or in the United Kingdom will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in the EEA or in the United Kingdom of the notes which are the subject of the offering contemplated in the applicable pricing supplement, this product supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither TD nor the agents have authorized, nor do they authorize, the making of any offer of the notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as may be amended.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
An investor should read carefully the description of the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning the notes under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. The applicable term sheet may describe the principal Canadian federal income tax considerations relevant to a Non-resident Holder owning the notes which shall, to the extent so described or to the extent inconsistent with the accompanying prospectus, replace or modify the description in the accompanying prospectus.
In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The U.S. federal income tax consequences of an investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain securities such as the notes should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the notes and does not purport to be a complete analysis of all tax considerations relating to the notes. The following is based upon the Code, final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable term sheet will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of the notes, which may differ from the discussion herein. The discussion of the U.S. federal income tax consequences contained in the applicable term sheet supersedes the following to the extent it is inconsistent with this discussion. Prospective purchasers of the notes are urged to read the discussion below in connection with the discussion in the applicable term sheet relating to their notes and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of, and receiving payments under, the notes.
The discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. If an investor in the notes is not subject to a significant risk that it will lose a significant amount of its investments in the notes, the U.S. federal income tax treatment of those notes may differ substantially from that described in the discussion below and such treatment will be described in the applicable term sheet.
This discussion applies to you only if you acquire your notes upon initial issuance and hold your notes as capital assets within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”), a real estate investment trust (a “REIT”) or common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding the notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•
a person that owns the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the notes or a “wash sale” with respect to the notes or the Underlying Stock,

•	a former citizen of the U.S.,
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders.
For purposes of this discussion, a U.S. holder is a beneficial owner of a note that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes; (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.
U.S. Federal Income Tax Treatment
Unless otherwise specified in the applicable term sheet, we intend to treat the notes as prepaid derivative contracts with respect to the Underlying Stock for U.S. federal income tax purposes and pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with this characterization. We intend to treat interest payments on the notes (including any interest payments paid on or with respect to the maturity date) as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, it is possible that the IRS could assert that any positive adjustments attributable to dividends on the Underlying Stock should be included as ordinary income at the time of adjustment; therefore, you could have ordinary income without cash in respect of such dividend adjustments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
If the notes are so treated, you should generally recognize capital gain or loss upon such taxable disposition of your notes in an amount equal to the difference between the amount you receive at such time (other than amounts representing accrued and stated periodic interest payments, which would be taxed as described in the preceding paragraph, and possibly any ordinary income attributable to dividend adjustments as discussed above) and your tax basis in the notes. In general, your tax basis in your notes will be equal to the amount you paid for your notes. Subject to the discussion below on the constructive ownership rules of Section 1260 of the Code, such recognized gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise, such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
It is possible that the IRS could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity of your notes is determined, even though you will not receive any amounts from the Bank in respect of your notes prior to the maturity date of your notes. In this case, you may be treated as having a holding period in respect of your notes ending prior to the maturity date for your notes, and such holding period may be treated as less than one year even if you receive cash on the maturity date of your notes at a time that is more than one year after the beginning of your holding period.
Unless otherwise specified in the applicable term sheet, we expect our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, would be able to opine that it would be reasonable to treat your notes in the manner described above.
Notice 2008-2
In 2007, the IRS released a notice that may affect the taxation of holders of instruments such as the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument, such as the notes, should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such the notes would ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” under Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Except to the extent otherwise required by law, we intend to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and IRS determine that some other treatment is more appropriate.
Section 1260
If a note references an Underlying Stock that is treated as equity in a RIC (or a “trust”) such as certain exchange-traded funds, a REIT, a passive foreign investment company (a “PFIC”), a partnership (including a master limited partnership), or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the "constructive ownership" rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the notes could be materially and adversely affected. Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such the notes will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any “Excess Gain” to the extent such gain would have resulted in a gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the notes (assuming such income accrued such that the amount in each successor year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition).
Because the application of the constructive ownership rules to the notes is unclear, holders are urged to consult their tax advisors regarding the potential application of those rules to an investment in the notes.
Section 1297
We will not attempt to ascertain whether an Underlying Company would be treated as a PFIC. In general, if a U.S. taxpayer holds an interest in a PFIC, such U.S. taxpayer is required to report any gain on disposition of an interest in such PFIC as ordinary income, rather than as capital gain, and the taxpayer is subject to tax on such gain in the year such gain is recognized at the highest ordinary income tax rate and for a non-deductible interest charge at the federal underpayment rate as if the gain had been earned ratably over each day in such taxpayer’s holding period and such tax liabilities had been due with respect to each prior year in the taxpayer’s holding periods. In the event that any Underlying Stock is treated as a PFIC, the application of the PFIC rules to the notes would be unclear, and it is possible that U.S. holders of the notes could be subject to the PFIC rules to the extent that the notes directly or indirectly references shares in one or more PFICs. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the PFIC rules to an investment in the notes.
Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the notes.
Contingent Payment Debt Instrument. If the notes have a term greater than one year, it is possible that the notes could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the taxable disposition of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the taxable disposition of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.
Contingent Short-Term Debt Instrument. Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as contingent short-term debt instruments. However, there are no specific rules that govern contingent short-term debt instruments and, therefore, if the notes were characterized as contingent short-term debt instruments, the U.S.

federal income tax treatment of the notes would not be entirely clear. U.S. holders should consult their tax advisors as to the tax consequences of such characterization.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Underlying Stock, (ii) any gain or loss that you recognize upon the taxable disposition of the notes should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of your notes, (iv) you should be required to include in ordinary income an amount equal to any increase in the Underlying Stock that is attributable to ordinary income that is realized in respect of the Underlying Stock, such as interest, dividends or net-rental income or (v) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of the Underlying Stock. U.S. holders should consult their tax advisors as to the tax consequences of such characterization and any possible alternative characterizations of their notes for U.S. federal income tax purposes.
Medicare Tax on Net Investment Income
U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Information Reporting with Respect to Specified Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale of the notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in the notes or a sale of the notes to be treated as a Reportable Transaction. U.S. holders should consult their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of the notes.
Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of the notes will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a note that is: (i) a nonresident alien individual for U.S. federal income tax purposes; (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.
Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code (each as discussed below), gain realized on the taxable disposition of the notes by a non-U.S. holder will generally not be subject to federal income tax, unless:
•	the gain with respect to the notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•
the non-U.S. holder is a nonresident alien individual who holds the notes as a capital asset and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.
If the gain realized on the taxable disposition of the notes by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Section 897. We will not attempt to ascertain whether an Underlying Company, would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We will also not attempt to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity were treated as a USRPHC or the notes were treated as USRPI, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis (with the potential requirement to file a U.S. federal income tax return), or, possibly, the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the notes as USRPI.
Section 871(m). The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying U.S. equity securities or indices containing U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2018, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued Notice 2020-2, which states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to 871(m) Specified ELIs that are not Delta-One Specified ELIs and are issued before January 1, 2023.
The 30% withholding tax may also apply if the notes are deemed to be reissued for tax purposes upon the occurrence of certain events affecting an Underlying Stock or the notes, and following such occurrence the notes could be treated as Delta-One Specified ELIs that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Underlying Stock or the notes. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, non-U.S. holders are urged to consult with their tax advisors regarding the application of Section 871(m) of the Code to the notes (including in the context of their other transactions in respect of the Underlying Stock or the notes and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The notes may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the notes at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Holders should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of instruments such as the notes that are purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future or whether any such bills would affect the tax treatment of your notes. Prospective purchasers of the notes are urged to consult their tax advisors regarding any possible changes in law and whether any such change may adversely affect the tax treatment of their notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and those of the issuers of an Underlying Stock and/or any of the component securities of an Underlying Stock, as applicable).

ERISA CONSIDERATIONS
A fiduciary of a pension, profit-sharing or other employee benefit plan (each, an “employee benefit plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the employee benefit plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the employee benefit plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
Section 406 of ERISA and Section 4975 of the Code prohibit (i) employee benefit plans which are subject to Title I of ERISA, (ii) “plans” defined in Section 4975 of the Code (including individual retirement accounts and “Keogh”)) which are subject to Section 4975 of the Code and (iii) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan subject to Title I of ERISA or plan subject to Section 4975 of the Code (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as an “ERISA plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the ERISA plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code.
The acquisition, holding or, if applicable, exchange, of the notes by an ERISA plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a note. These exemptions include, without limitation:
•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;
•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;
•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;
•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and
•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.
In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s length transactions with a person that is a party in interest solely by reason of providing services to ERISA plans or being related to such a service provider. Under these provisions, the purchase and sale of a note should not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction, and provided further that the ERISA plan pays no more and receives no less than “adequate consideration” in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA plans considering acquiring and/or holding a note in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied, and the notes should not be purchased or held by any person investing “plan assets” of any ERISA plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code.
In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the notes will constitute “publicly-offered securities” or that the Bank will register under the Investment Company Act, and the Bank will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in the Bank. That said, while no assurance can be given, we believe that the Bank should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of the Bank were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by the Bank and the possibility that certain transactions in which the Bank might seek to engage could constitute “prohibited transactions” under ERISA and the Code.
Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (collectively referred to herein as “non-ERISA arrangements”) are not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other regulations, rules or laws (collectively, “similar laws”).
Accordingly, by acceptance of a note or any interest therein, each purchaser and holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes that either (1) it is not an ERISA plan and is not purchasing the notes or interest therein on behalf of or with “plan assets” of any ERISA plan or (2) the purchase and holding of the notes or any interest therein will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code. In addition, any purchaser or holder of the notes or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the notes that its purchase and holding will not violate any applicable similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any ERISA plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the exemptions listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable.
Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of Title I of ERISA, Section 4975 of the Code or any applicable similar laws. Neither this discussion nor anything provided in this product supplement is, or is intended to be, investment advice directed at any ERISA plan or non-ERISA arrangement or relevant ERISA plan or non-ERISA arrangement fiduciary, and such purchasers of any of our the notes should consult and rely on their own counsel and advisers as to whether an investment in our the notes is suitable for the ERISA plan or non-ERISA arrangement. The sale of the notes to any ERISA plan or non-ERISA arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.